EXHIBIT 16


May 1, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated May 1, 2002, of Patriot Transportation Holding, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP


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